Exhibit 10.5

Summary of Current Compensation Arrangements with Non-Employee Directors

 (As of May 5, 2014)

The following summarizes, as of May 5, 2014, the current cash compensation and benefits received by the Company’s non-employee directors. The following is a summary of existing arrangements, and does not provide any additional rights.

Retainer Fees

The Company pays each non-employee director a base retainer of $100,000 per year (the “Base Retainer”). Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Corporate Governance and Nominating Committee Chair	$20,000
Finance Committee Chair	$20,000
Sustainability Committee Chair	$15,000

Jackie M. Ward currently serves as the Company’s non-executive Chairman of the Board.  In addition to the compensation received by all non-employee directors, Ms. Ward receives an additional annual retainer of $475,000, paid quarterly, for her service as non-executive Chairman of the Board.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director, under the Directors Deferred Compensation Plan. With respect to amounts deferred, non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1% for amounts deferred or matched prior to July 2, 2008 and Moody’s Average Corporate Bond Yield without the additional 1% for amounts deferred or matched on or after July 2, 2008. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Non-Employee Directors Stock Plan

The 2009 Non-Employee Directors Stock Plan authorizes grants of stock options, restricted stock, restricted stock units and elected shares in lieu of all or a portion of the Base Retainer and any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity.

Restricted Stock.  Under the Plan, the Board is authorized to issue restricted stock and restricted stock units to non-employee directors on terms set forth in the Plan.

Elected Shares.  The Plan permits each non-employee director to elect to receive all or a portion of his or her annual retainer (including any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity) in Common Stock. The Company will provide a matching grant with respect to up to 50% of the Base Retainer which a non-employee director elects to receive in Common Stock (the “Match Eligible Shares”). The matching grant shall be equal to 50% of the Match Eligible Shares that a non-employee director receives. With respect to the remaining portion of the Base Retainer and any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, a non-employee director may elect to receive Common Stock, but it is not eligible for the matching grant described in this paragraph.

The Board does not currently grant annual stock option or restricted stock unit awards under this Plan.

2009 Board of Directors Stock Deferral Plan

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the Non-Employee Directors Stock Plan, whether such shares are to be issued as a grant of restricted stock, elected shares or matching grants, or upon the vesting of a restricted stock unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of Sysco, or a change of control of Sysco.

Reimbursement for Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments. This includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount.

The Directors Deferred Compensation Plan, the 2009 Non-Employee Directors Stock Plan and the 2009 Board of Directors Stock Deferral Plan, have been filed as exhibits to the Company’s Exchange Act filings. Additional information regarding these plans is included in the Company’s 2013 Proxy Statement.